Exhibit 10.3

1414 Harbour Way S Suite 1201 Richmond, CA 94804 Office: 510-984-1761x446 Fax: 510-550-3684 hr@eksobionics.com

February 22, 2021

Scott G. Davis

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Offer of Employment by Ekso Bionics, Inc.

Dear Scott,

1 am pleased to offer you the position of EVP of Strategy and Corporate Development with Ekso Bionics, Inc. (the "Company"). You will report directly to Jack Peurach, CEO. The terms of our offer and the benefits currently provided by the Company are as follows:

1.            Starting Salary. Your starting salary will be Two Hundred Ninety- Five Thousand Dollars ($295,000.00) per year and will be subject to review from time to time by the Company to determine whether, in the Company's judgment, your base rate should be changed. In addition, we will provide you with a Twenty-five Thousand Dollar ($25,000) signing bonus, payable on the first payroll run after your start date. This position is exempt from paid overtime as required by state and federal law, and therefore there is no overtime pay. Base salary is paid per the Company's routine payroll procedures and is subject to applicable withholding required by law.

2.           Bonus: You will be eligible to participate in our annual bonus program. You will be eligible for 50% of your base salary based on Company and individual performance against milestones for the year. The bonus year is the Company's calendar year and any payments made to you for a bonus in your first year will be pro-rated based on the period you start your employment with the Company to the end of the calendar year. The current bonus program consists of five equal portions, one for each quarter and one for annual performance. The Company reserves the right to amend it or any other bonus plan at its absolute discretion.

3.            Benefits. You will also be eligible to participate in regular health insurance, bonus, and other employee benefit plans established by the Company for its employees from time to time as outlined in this letter as Appendix A.

4.            Paid Time Off (PTO) - You will receive four weeks of paid vacation/health time off per calendar year, along with paid company holiday time off. Unused PTO shall be forfeited at the close of each calendar year.

5.            Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company. During your employment, you may develop certain information or inventions that will he the Company's property. To protect the Company's interests, you will need to sign the Company's standard "Employee Invention Assignment and Confidentiality Agreement" as a condition of your employment. During the period that you render services to the Company, you agree to not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business, or activity you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or preparing to engage in competition with the Company's business or proposed business.

6.            No Breach of Obligations to Prior Employers. You represent that your signing of this offer letter, agreement(s) concerning equity grants to you, if any, under the Plan (as defined below) and the Company's Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

7.            Equity. We will recommend to the Board of Directors of the Company that you be granted shares of Common Stock of the Company under our 2014 Equity Incentive Plan (the "Plan") as determined by the Board of Directors on the date the board approves such grant. This grant will be based on a compensation benchmark study that is currently underway. The expectation is that the new hire grant will be valued at approximately $500,000 and will be structured as 50% RSUs and 50% PSUs, with 2021 Operating Plan revenue being the target for the PSUs. These grants will vest over three years. Further details on the Plan and the specific equity grant to you will be provided upon the Company's Board of Directors' approval. It is also expected that you will be eligible to receive future annual equity grants consistent with the Company's executive compensation practices and commensurate with your title and position. At their discretion, the Board of Directors and the Company may also grant additional equity for the exemplary achievement of key strategic milestones.

8.            Termination by The Company without Cause.

(a)            If the Company terminates your employment without Cause (as defined below) at any time, you shall be entitled to the amounts and benefits provided below subject to your execution and delivery to the Company a Release in satisfaction of the Release Condition (as defined below):

(1)	The Company shall pay to you severance in the form of salary continuation at your base salary rate in effect on the date of your employment termination, subject to the Company's regular payroll practices and required withholdings, for a period of nine (9) months (the "Severance Period") commencing on the first payroll date on which the Release Condition is satisfied if such termination occurs on or after the first anniversary of the start date of your employment (the "Effective Date"). If such termination occurs before the Effective Date's first anniversary, the Severance Period shall equal six (6) months. To the extent that any severance payments are deferred compensation under Section 409A of the Code, and are not otherwise exempt from the application of Section 409A, then, if the period during which you may consider and sign the Release spans two (2) calendar years, the payment of severance will not be made or begin until the second calendar year; and

(2)	For the duration of the applicable Severance Period, continuation of or reimbursement for your participation in (i) the Company's group health plan on the same terms applicable to similarly situated active employees during the applicable Severance Period provided you were participating in such plan immediately prior to the date of employment termination; and (ii) each other Benefit program to the extent permitted under the terms of such program.

9.            Termination by The Company for Cause. Upon written notice to you, the Company may terminate your employment for "Cause" if any of the following events shall occur:

(a)	any act or omission that constitutes a material breach by you of any of your obligations under this letter.

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(b)            the willful and continued failure or refusal of you to satisfactorily perform the duties reasonably required of you as an employee of the Company, which failure or refusal continues for more than thirty (30) days after notice given to you, such notice to set forth in reasonable detail the nature of such failure or refusal.

(c)            your conviction of, or plea of nolo contendere to, (i) any felony or (ii) a crime involving dishonesty or misappropriation, or which could reflect negatively upon the Company or otherwise impair or impede its operations.

(d)            your engaging in any misconduct, gross negligence, an act of dishonesty (including, without limitation, theft, or embezzlement), violence, the threat of violence, or any activity that could result in any material violation of federal securities laws, in each case that is harmful to the Company or any of its affiliates.

(e)            your material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company.

(f)            your refusal to follow the directions of the CEO or the Board, unless such directions are, in the written opinion of legal counsel, illegal or in violation of applicable regulations; or

(g)            any other willful misconduct by you that is materially harmful to the company's financial condition or business reputation or any of its affiliates.

10.            Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position, you will need to present documentation demonstrating that you have the authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

11.            Reference and Background Checks. This offer is contingent upon satisfactory verification of criminal, education, driving, and employment background. This offer can be rescinded based upon data received in the verification.

12.            Entire Agreement. Once accepted, this offer constitutes the entire agreement between you and the Company concerning the subject matter hereof. It supersedes all prior offers, negotiations, and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation, or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement to induce you to execute the agreement. You acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

13.            Acceptance. This offer will remain open until March 1, 2021. If you decide to accept our offer and hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

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We look forward to the opportunity to welcome you to the Company.

Sincerely,

/s/ Jack Peurach	2/22/21
Jack Peurach (CEO)

I have read and understood this offer letter. With this acknowledgment, I accept and agree to the terms set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except expressly set forth herein.

/s/ Scott G. Davis	Date signed:	2/22/2021
Scott G. Davis

Start Date: Your first day of employment is scheduled for April 1, 2021.

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